FOR IMMEDIATE RELEASE                           FOR INFORMATION CONTACT:
                                                James A. Aston
                                                Chief Financial Officer
                                                (212) 750-6070
                                                http://www.INSIGNIAFINANCIAL.COM



                      INSIGNIA SHARE REPURCHASE PROGRAM TO
                            COMMENCE AUGUST 18, 1997


     Greenville, S.C., August 15, 1997 -- Insignia Financial Group, Inc. (NYSE:IFS) announced today that it would commence the open market repurchase of its shares on August 18, 1997. On July 23, 1997 the company announced that the program had been approved in principal by its board of directors and that it had received approval of the program by its requisite lenders on July 18, 1997. The amount of repurchases which could be completed within the existing covenants of the credit facility is $40 million. Management has received approval of the board to proceed currently with repurchases of initially up to $10 million which reflects limitations imposed primarily by the company's expectations of capital needs created by ongoing expected acquisition activity. The amount and timing of any share repurchases are subject to the prices at which the company's stock trades, limitations under the company's credit facility, and the company's periodic estimates of capital requirements of acquisition opportunities.

     With  corporate  headquarters  in  Greenville,   South  Carolina,  Insignia
Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia commenced operations in December 1990 and has since grown to provide property and/or asset management services for approximately 2,600 properties which include approximately 270,000 residential units and approximately 147 million square feet of commercial space located in over 500 cities in 48 states.

     Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.



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